Exhibit 10.6
VERADERMICS, INCORPORATED
2026 EMPLOYEE STOCK PURCHASE PLAN
1.    Defined Terms
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
2.    Purpose of Plan
The Plan is intended to enable Eligible Employees to use payroll deductions to purchase shares of Stock in offerings under the Plan, and thereby acquire an interest in the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed consistently with that intent.
3.    Options to Purchase Stock
Subject to adjustment as provided for herein, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan will be 316,668 shares (the “Initial Share Pool”). The Initial Share Pool will automatically increase on January 1 of each year during the term of the Plan, beginning in 2027 and continuing through and including 2036, by the lesser of (i) one percent (1%) of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Stock determined by the Board on or prior to such date for such year, up to a maximum of 4,490,608 shares in the aggregate (the Initial Share Pool, as it may be so increased, the “Share Pool”). The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or previously issued Stock acquired by the Company. For purposes of this Section 4(a), shares of Stock shall not be treated as delivered under the Plan, and will not reduce the Share Pool, unless and until, and to the extent, they are actually delivered to a Participant. Without limiting the generality of the foregoing, if any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will not reduce the Share Pool and will remain available for purchase under the Plan. If, on an Exercise Date, the total number of shares of Stock that would otherwise be purchased upon the exercise of Options granted under the Plan exceeds the number of shares then available for delivery under the Plan, the Administrator shall make a pro rata allocation of the shares then available in as uniform a manner as is practicable and as it determines to be equitable. In such event, the Administrator shall notify each Participant affected by such reduction.
4.    Eligibility
(a)    Eligibility Requirements. Subject to the limitations contained in the Plan, each Employee (i) who has been continuously employed by the Company or a Designated Subsidiary, as applicable, for a period of at least thirty (30) calendar days as of the first day of an Option

Period; (ii) whose customary Employment with the Company or a Designated Subsidiary, as applicable, is for more than five (5) months per calendar year; (iii) who customarily works twenty (20) hours or more per week; and (iv) who satisfies the requirements set forth in the Plan, will be an Eligible Employee.
(b)    Five Percent Shareholders. No Employee may be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.
(c)    Additional Requirements. The Administrator may, for Option Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in Section 4(a) above, in each case, consistent with the requirements of Section 423.
5.    Option Periods
The Plan will generally be implemented by a series of separate offerings referred to as “Option Periods.” Unless otherwise determined by the Administrator, the Option Periods will be successive periods of approximately six (6) months commencing on the first Business Day in January and July of each year, anticipated to be on or around January 1 and July 1, and ending approximately six (6) months later on the last Business Day in June or December, as applicable, of each year, anticipated to be on or around June 30 and December 31. The last Business Day of each Option Period will be an “Exercise Date.” The Administrator may change the Exercise Date, the commencement date, the ending date and the duration of each Option Period, in each case, to the extent permitted by Section 423; provided, however, that no Option may be exercised after twenty-seven (27) months from its grant date.
6.    Option Grants
Subject to the requirements and limitations set forth herein, including the Maximum Share Limit, on the first day of an Option Period, each Participant will automatically be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.
7.    Method of Participation
(a)    Payroll Deduction and Participation Authorization. To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period. Such an Eligible Employee will remain a Participant with respect to subsequent Option Periods until the Participant’s participation in the Plan is terminated as provided herein. Such payroll deduction and participation authorization must be delivered not later than ten (10) Business Days prior to the first day of an Option Period, or such other time as specified by the Administrator.
(b)    Changes to Payroll Deduction Authorization for Subsequent Option Periods. A Participant’s payroll deduction authorization will remain in effect for subsequent Option Periods unless the Participant files a new authorization not later than ten (10) Business Days prior to the first day of the subsequent Option Period (or such other time as specified by the Administrator) or the Participant’s Option is cancelled in accordance with the Plan.
(c)    Changes to Payroll Deduction Authorization for Current Option Period. During an Option Period, a Participant’s payroll deduction authorization may not be increased or decreased, except that a Participant may terminate the Participant’s payroll deduction authorization by canceling the Participant’s Option in accordance with Section 13 of the Plan.
(d)    Payroll Deduction Percentage. Each payroll deduction authorization will authorize payroll deductions either (i) as a whole percentage from one to fifteen percent (1% to 15%) of the employee’s Eligible Compensation per payroll period or (ii) as a dollar value of the employee’s Eligible Compensation per payroll period, as determined by the Administrator, to be deducted from the Eligible Employee’s pay during each full payroll period occurring during the applicable Option Period.
(e)    Payroll Deduction Account. All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.
8.    Method of Payment
A Participant must pay for shares of Stock purchased upon the exercise of an Option under the Plan with the accumulated payroll deductions credited to the Participant’s Account.
9.    Purchase Price
The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (i) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 of the Plan (i.e., the first day of the Option Period) and (ii) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 of the Plan (i.e., the Exercise Date).

10.    Exercise of Options
(a)    Purchase of Shares. Subject to the limitations set forth herein, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised the Participant’s Option and the accumulated payroll deductions credited to the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 5,000 shares of Stock, or such lesser number of shares of Stock as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”), may be purchased by a Participant on any Exercise Date. As soon as practicable thereafter, the shares of Stock so purchased will be placed, in book-entry form, into a record keeping account in the name of the Participant. No fractional shares will be purchased pursuant to the exercise of an Option under the Plan, unless otherwise determined by the Administrator; any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share of Stock will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 13 hereof.
(b)    Return of Account Balance. Except as provided in Section 10(a) above with respect to fractional shares, any accumulated amount of payroll deductions in a Participant’s Account for an Option Period that is not used to purchase shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant (or the Participant’s designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable. If the Participant’s accumulated payroll deductions for an Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or having a value in excess of the maximum Fair Market Value set forth in Section 6 of the Plan, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.
11.    Interest
No interest will accrue or be payable on any amount held in the Account of any Participant.
12.    Taxes
Payroll deductions will be made on an after-tax basis. The Administrator will have the right to make such provision as it deems necessary for, and may condition the exercise of an Option on, the satisfaction of its obligations to withhold federal, state, local or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules.
13.    Cancellation and Withdrawal
A Participant who holds an Option under the Plan may cancel all (but not less than all) of such Option and terminate the Participant’s participation in the Plan by delivering a notice to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. To be effective with respect to an upcoming Exercise Date, such cancellation notice must be delivered not later than ten (10) Business Days prior to such Exercise Date (or such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter. For the avoidance of doubt, a Participant who reduces the Participant’s rate of payroll deductions for future payroll periods to zero percent (0%) pursuant to Section 7 of the Plan will be deemed to have terminated the Participant’s payroll deduction authorization and canceled the Participant’s participation in the Plan as to all current and future Option Periods, unless and until the Participant delivers a new payroll deduction authorization for a subsequent Option Period in accordance with the rules of Section 7(b) of the Plan.
14.    Termination of Employment; Death of Participant
Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason (including the death of a Participant during an Option Period prior to an Exercise Date) or in the event the Participant ceases to qualify as an Eligible Employee, the Participant’s participation in the Plan will terminate, any Option held by the Participant under the Plan will be canceled, the balance in the Participant’s Account will be returned to the Participant (or the Participant’s estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.
15.    Equal Rights; Participant’s Rights Not Transferable
All Participants granted Options during an Option Period under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by the Participant and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Options granted to the Participant under the Plan may be terminated by the Company and, upon the return to the Participant of the balance of the Participant’s Account, without interest, all of the Participant’s rights under the Plan will terminate.

16.    Change in Capitalization; Corporate Transaction
(a)    Change in Capitalization. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, liquidation, exchange of shares, spin-off, combination, consolidation or other similar transaction or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the aggregate number and type of shares of stock available under the Plan, the number and type of shares of stock granted under any outstanding Options, the maximum number and type of shares of stock purchasable under any outstanding Option, and/or the Purchase Price under any outstanding Option, in any case, in a manner that complies with Section 423.
(b)    Corporate Transaction. In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation; (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants; and/or (iii) pursuant to Section 18 of the Plan, terminate the Option Period on or before the date of the proposed sale, merger or similar transaction.
17.    Administration
The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan; to determine eligibility under the Plan; to prescribe forms, rules and procedures relating to the Plan; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made with respect to the Plan are conclusive and bind all persons.
The Administrator may specify the manner in which the Company and/or Employees are to provide notices and forms under the Plan, and may require that such notices and forms be submitted electronically.
18.    Amendment and Termination of Plan
(a)    Amendment. The Administrator reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within twelve (12) months before or after its adoption.
(b)    Termination. The Administrator reserves the right at any time or times to suspend or terminate the Plan. In connection therewith, the Administrator may provide, in its sole discretion, either that outstanding Options will be exercisable on the Exercise Date for the applicable Option Period or on such earlier date as the Administrator may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.
19.    Approvals
Shareholder approval of the Plan will be obtained prior to the date that is twelve (12) months after the date the Plan is approved by the Board. In the event that the Plan has not been approved by the shareholders of the Company prior to the one (1)-year anniversary of the date the Plan is approved by the Board, all Options granted under the Plan will be cancelled and become null and void and all shares of Stock issued upon the exercise of previously granted Options shall be rescinded.
Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.
20.    Participants’ Rights as Shareholders and Employees
A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares, and the shares have been issued to the Participant.
Nothing contained in the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.
21.    Restrictions on Transfer; Information Regarding Disqualifying Dispositions.
(a)    Restrictions on Transfer. Shares of Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a Participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator.
(b)    Disqualifying Dispositions. By electing to participate in the Plan, each Participant agrees (or will be deemed to have agreed) to provide such information about any transfer of Stock acquired under the Plan that occurs within two (2) years after the first day of the Option Period in which such Stock was acquired and within one (1) year after the day such Stock was purchased as may be requested by the Company or any Designated Subsidiary in order to assist it in complying with applicable tax laws.
22.    Miscellaneous
(a)    Waiver of Jury Trial. By electing to participate in the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or with respect to any Option, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By electing to participate in the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or in respect of any Option to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit any dispute to binding arbitration as a condition of receiving an Option hereunder.
(b)    Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any Option to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any Option.
(c)    Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Option. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.
23.    Establishment of Sub-Plans
Notwithstanding the foregoing or any provision of the Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of the Plan, or an offering and/or provide for separate offerings under the Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

24.    Governing Law
(a)    Certain Requirements of Corporate Law. Options and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.
(b)    Other Matters. Except as otherwise provided by the express terms of a sub-plan described in Section 23 or as provided in Section 24(a), the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Options under the Plan and all claims or disputes arising out of or based upon the Plan or any Option or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c)    Jurisdiction. By electing to participate in the Plan, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Option; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Option, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that the Participant is not subject personally to the jurisdiction of the above-named courts that the Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Option or the subject matter thereof may not be enforced in or by such court.
25.    Effective Date and Term
The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (i) the Plan’s termination by the Administrator; (ii) the issuance of all shares of Stock available for issuance under the Plan; and (iii) the day before the ten (10)-year anniversary of the date the Board approves the Plan.
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EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company or one of its Subsidiaries for the benefit of its respective employees.
“Account”: A notional payroll deduction account maintained in the Participant’s name in the records of the Company.
“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.
“Administrator”: The Compensation Committee, except that the Board may at any time act in the capacity of the Administrator (including with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to charter or otherwise), if applicable). The Compensation Committee (or the Board) may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law. In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.
“Board”: The board of directors of the Company.
“Business Day”: Any day on which the established national exchange or trading system (including the New York Stock Exchange) on which the Stock is traded is available and open for trading.
“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.
“Company”: Veradermics, Incorporated, a Delaware corporation.
“Compensation Committee”: The compensation committee of the Board.
“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee from time to time as eligible to participate in the Plan as set forth on Exhibit B, as amended from time to time (with the initial list of Designated Subsidiaries as of the date of adoption of the Plan by the Board set forth on Exhibit B). For the avoidance of doubt, any Subsidiary of the Company, whether or not a Subsidiary on the date the Plan was adopted by the Board, shall be eligible to be designated as a Designated Subsidiary hereunder.

“Eligible Compensation”: Regular base salary and regular base wages. Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.
“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in the Plan.
“Employee”: Any person who is employed by the Company or a Designated Subsidiary. For the avoidance of doubt, independent contractors and consultants are not “Employees”.
“Exercise Date”: The date set forth in the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.
“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.
“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.
“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.
“Option Period”: An offering period established in accordance with Section 5 of the Plan.
“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.
“Participant”: An Eligible Employee who elects to participate in an Option Period under the Plan.
“Plan”: The Veradermics, Incorporated 2026 Employee Stock Purchase Plan, as from time to time amended and in effect.
“Purchase Price”: The price per share of Stock with respect to an Option Period determined in accordance with Section 9 of the Plan.
“Section 423”: Section 423 of the Code and the regulations thereunder.
“Stock”: Common stock of the Company, par value $0.00001 per share.
A-2

“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.
A-3

EXHIBIT B
Designated Subsidiaries
(as of January 23, 2026)
VDI RD LLC